Exhibit 99.1

WELLPOINT ANNOUNCES APPOINTMENTS OF LORI BEER AS EXECUTIVE VICE

PRESIDENT AND CHIEF INFORMATION OFFICER; MARTIN MILLER AS SENIOR

VICE PRESIDENT, CHIEF ACCOUNTING OFFICER AND CONTROLLER

Beer acting CIO since May; Miller to join WellPoint Sept. 15

Indianapolis – August 22, 2008 – WellPoint, Inc. (NYSE: WLP) today announced the appointments of Lori Beer as executive vice president and chief information officer and Martin Miller as senior vice president, chief accounting officer and controller.

Beer, who had been acting chief information officer since May, will continue to report to Angela Braly, president and chief executive officer. Beer has more than 20 years of information technology experience, including more than 10 years at WellPoint.

“Lori’s strong leadership combined with her focus on delivering a technology strategy aligned to meet the needs of providers, customers and members make her the right choice to lead this critically important division,” said Braly. “She and our IT team are focused on finding ways to deploy technology to make it faster and simpler to do business with us while reducing costs.”

Miller is joining WellPoint from Molson Coors Brewing Company and will report to Wayne DeVeydt, executive vice president and chief financial officer.

Miller’s responsibilities will include integrity of the company’s financial records, SEC and regulatory reporting, finance and accounting policies, corporate financial planning and analysis, corporate cost and budget, tax planning and compliance, financial data and systems management, and compliance with Sections 302 and 404 of the Sarbanes-Oxley Act. Miller is a Certified Public Accountant with over 20 years of experience. Prior to Molson Coors Brewing Company, Miller spent 11 years with the Coca-Cola Company, where he had increasingly responsible roles including those of regional and divisional chief financial officer.

“Marty is a highly accomplished finance executive with experience in complex, multi-national companies and will be a great leadership addition to the company’s financial team,” said DeVeydt.

Contacts:

Media

Todd Siesky, 317-488-6548

Investor Relations

Michael Kleinman, 317-488-6713

About WellPoint, Inc.

WellPoint, Inc. is the largest health benefits company in terms of medical membership in the United States. WellPoint is an independent licensee of the Blue Cross and Blue Shield Association and serves its members as the Blue Cross licensee for California; the Blue Cross and Blue Shield licensee for Colorado, Connecticut, Georgia, Indiana, Kentucky, Maine, Missouri (excluding 30 counties in the Kansas City area), Nevada, New Hampshire, New York (as the Blue Cross Blue Shield licensee in 10 New York City metropolitan and surrounding counties and as the Blue Cross or Blue Cross Blue Shield licensee in selected upstate counties only), Ohio, Virginia (excluding the northern Virginia suburbs of Washington, D.C.), Wisconsin; and through UniCare. Additional information about WellPoint is available at www.wellpoint.com .

#         #        #